                                                                      EXHIBIT 12


                           SUN ENERGY PARTNERS, L.P.
                 COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS
                        TO FIXED CHARGES - UNAUDITED (a)
                             (MILLIONS OF DOLLARS)

                                                         YEAR ENDED DECEMBER 31
                                                          --------------------
                                                            1998        1997
                                                          --------    --------
RATIO OF EARNINGS TO FIXED CHARGES:
 Fixed Charges:
   Consolidated interest cost and debt
     expense                                              $     20    $     15
   Interest allocable to rental expense (b)                      2           2
                                                          --------    --------
     Total                                                $     22    $     17
                                                          ========    ========

 Earnings:
   Consolidated income (loss)                             $    (44)   $    239
   Fixed charges                                                22          17
   Interest capitalized                                        (12)        (15)
   Amortization of previously capitalized
     interest                                                    7           4
                                                          --------    --------

     Total                                                $    (27)   $    245
                                                          ========    ========

Ratio of Earnings to Fixed Charges (c)                                   14.41
                                                                      ========

(a) The consolidated financial statements of Sun Energy Partners, L.P. include the accounts of all subsidiaries (more than 50 percent owned and/or controlled).

(b) Represents one-third of total operating lease rental expense which is that portion deemed to be interest.

(c) Since earnings for the year ended December 31, 1998 were less than zero, the ratio of earnings to fixed charges for such period is not meaningful and, accordingly, has not been presented. Earnings for such period were inadequate to cover fixed charges by $49 million.